FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Third Quarter 2018 Results

(October 15, 2018) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reports net income for the third quarter of 2018 of $2,577,000, a $543,000, or 26.7% increase, over the $2,034,000 earned during the third quarter of 2017. Net income for the nine months ended September 30, 2018, was $7,524,000, a $1,791,000, or 31.2% increase, over the $5,733,000 earned for the same period in 2017. Basic and diluted earnings per share for the third quarter of 2018 were $0.90 compared to $0.71 for the same period in 2017. Year-to-date earnings per share were $2.64 in 2018 compared to $2.01 in 2017.

The increase in the third quarter net income was primarily caused by improved net interest income, which overshadowed higher operational expenses. Higher noninterest income and a lower provision expense also contributed to higher third quarter earnings.

The increase in the Corporation’s year-to-date 2018 earnings was partially caused by insurance proceeds from a bank owned life insurance (BOLI) policy. The Corporation purchased and is the beneficiary of all BOLI policies taken out on key officers. Due to the death of a participant during the first quarter of 2018, the Corporation recorded BOLI income of $913,000. This net death benefit caused an increase in the Corporation’s 2018 year-to-date earnings. Without this BOLI income, net income for the nine months ended September 30, 2018, would have been $6,611,000, with $2.32 earnings per share (non-GAAP).

The Corporation’s net interest income (NII) increased by $786,000, or 10.2%, and $1,829,000, or 8.1%, for the three and nine months ended September 30, 2018, compared to the same periods in 2017. The increase in NII primarily resulted from an increase in interest and fees on loans of $977,000, or 15.8%, and $2,263,000, or 12.6%, for the three and nine-month periods ended September 30, 2018, respectively.

The Corporation recorded $190,000 of provision expense in the third quarter of 2018, compared to $240,000 for the third quarter of 2017, and provision expense of $470,000 for the nine months ended September 30, 2018, compared to $450,000 for the year-to-date period in 2017. The increase in year-to-date provision expense was due to higher levels of charge-offs and higher loan balances as of September 30, 2018, compared to September 30, 2017. The allowance as a percentage of total loans was 1.26% as of September 30, 2018, compared to 1.37% as of September 30, 2017.

ENB FINANCIAL CORP

Gains on securities transactions were $7,000 for the three months ended September 30, 2018, compared to $170,000 for the three months ended September 30, 2017. For the nine months ended September 30, 2018, gains on securities transactions were $26,000, compared to gains of $417,000 for the same period in 2017, representing decreases of $163,000, or 95.9%, and $391,000, or 93.8%, respectively. Management has taken advantage of the higher levels of earnings in 2018 to sell longer term securities and purchase variable-rate instruments in order to position the Corporation more favorably for an increasing rate environment. In addition, interest rates were higher during 2018 compared to 2017, resulting in fewer opportunities to pursue gains in 2018.

Gains on the sale of mortgages increased by $5,000, or 1.0%, and decreased by $200,000, or 15.4%, for the three and nine months ended September 30, 2018, compared to the prior year’s periods. Both mortgage production and margins realized on sold mortgages were lower in the first nine months of 2018 compared to 2017.

Total operating expenses increased $424,000, or 5.5%, and $1,242,000, or 5.4%, for the three and nine months ended September 30, 2018, compared to the same periods in 2017. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $357,000, or 7.4%, and $1,008,000, or 7.0%, for the three and nine months ended September 30, 2018, compared to the same periods in 2017. These costs are elevated for the first nine months of 2018 by increased salaries due to staff additions as well as annual merit increases and a Bank-wide performance bonus paid out in 2018.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the third quarter of 2018 were 0.97% and 10.33%, respectively, compared to 0.80% and 8.06% for the third quarter of 2017. For the nine months ended September 30, 2018, the Corporation’s annualized ROA was 0.97%, compared to 0.77% in 2017, while the ROE was 10.28%, compared to 7.86% for the same period in 2017. Excluding the BOLI death benefit income, the Corporation’s ROA and ROE would have been 0.85% and 9.03% for the nine months ended September 30, 2018 (non-GAAP).

As of September 30, 2018, the Corporation had total assets of $1.06 billion, up 5.2%; total stockholders’ equity of $99.2 million, down 1.7%; total deposits of $890.9 million, up 6.2%; and total loans of $667.8 million, up 14.3%, from the balances as of September 30, 2017.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

ENB FINANCIAL CORP

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	September 30,		%
Balance Sheet	2018	2017	Change

Securities	$301,124	$320,695	-6.1%
Total loans	667,769	584,077	14.3%
Allowance for loan losses	8,428	8,028	5.0%
Total assets	1,062,195	1,010,078	5.2%
Deposits	890,926	838,825	6.2%
Total borrowings	69,435	68,350	1.6%
Stockholders' equity	99,202	100,867	-1.7%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement	2018	2017	2018	2017

Net interest income	$8,476	$7,690	$24,281	22,452
Provision for loan losses	190	240	470	450
Noninterest income	2,787	2,622	8,795	7,546
Noninterest expense	8,071	7,647	24,122	22,880
Income before taxes	3,002	2,425	8,484	6,668
Provision for income taxes	425	391	960	935
Net income	2,577	2,034	7,524	5,733

Per Share Data
Earnings per share	0.90	0.71	2.64	2.01
Dividends per share	0.29	0.28	0.86	0.84

Earnings Ratios
Return on average assets (ROA)	0.97%	0.80%	0.97%	0.77%
Return on average stockholders' equity (ROE)	10.33%	8.06%	10.28%	7.86%
Net interest margin	3.52%	3.50%	3.42%	3.46%
Efficiency ratio	70.35%	71.31%	71.54%	72.93%

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